Exhibit 99.1

For Immediate Release

Contacts:
Rich Yonker
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Concludes SEC Settlement

CAMARILLO, Calif. — December 10, 2010 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK) today announced that the recommended settlement agreed to in June 2009 (the “2009 Settlement”) related to the SEC’s investigation of the Company’s historical stock option practices and accounting irregularities that occurred between 1995 and 2006 has been finalized with the United States Securities and Exchange Commission (SEC).

As part of the 2009 Settlement, Vitesse agreed to pay a $3.0 million payment without admitting or denying wrongdoing. With the payment of the 2009 Settlement, the SEC concludes its investigation of Vitesse. The payment was accrued in the Company’s financials in June 2009.

The former executives named in the SEC lawsuit, Louis R. Tomasetta, Eugene F. Hovanec and Yatin Mody, were terminated by Vitesse in May 2006. In settling related civil actions, those former executives agreed not to seek from Vitesse future indemnification or defense costs related to government actions, including the SEC.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport, and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional Company and product information is available at www.vitesse.com.

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Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Safe Harbor

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions.  Factors, including those related to our business and financial result, that could cause actual results to differ are identified in the public filings made by Vitesse with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission, www.sec.gov.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control.  We caution investors that any forward-looking statements made by us are not guarantees of future performance, including, but not limited to, the risk that the agreement in principle with the SEC staff does not receive final approval by the Commission or is otherwise terminated.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.